As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	27-1701898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 16th Street San Francisco, California	94103
(Address of principal executive offices)	(Zip Code)

Invitae Corporation 2015 Stock Incentive Plan

(Full title of the plan)

Sean E. George, Ph.D.

President and Chief Executive Officer

1400 16th Street
San Francisco, California 94103

(Name and address agent for service)

(415) 374-7782

(Telephone number, including area code, of agent for service)

Copies to:

Thomas Brida General Counsel Invitae Corporation 1400 16th Street San Francisco, California 94103 (415) 374-7782	Mike Hird Gabriella A. Lombardi Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	543,872(2)	$39.39(3)	$21,423,119(3)	$2,338(3)

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable in respect of the shares registered hereby in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents reserved shares of Common Stock not issued and available for the future offer and sale under the ArcherDX, Inc. 2015 Stock Incentive Plan (the “Pool Shares”), which was assumed by the Registrant upon the consummation of the Registrant’s acquisition of ArcherDX, Inc., a Delaware corporation (“ArcherDX”), on October 2, 2020, pursuant to the terms of the Agreement and Plan of Merger and Plan of Reorganization (the “Merger Agreement”), dated as of June 21, 2020, by and among the Registrant, Apollo Merger Sub A Inc., Apollo Merger Sub B LLC, ArcherDX, and Kyle Lefkoff, solely in his capacity as holders’ representative. The Pool Shares were not subject to outstanding awards at the time of the consummation of the Merger. The number of Pool Shares was adjusted pursuant to the terms of the Merger Agreement, resulting in the registration of 543,872 shares of Common Stock under this Registration Statement relating to the Pool Shares.

(3)

Determined in accordance with Rule 457(h) and 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on November 2, 2020.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On October 2, 2020, upon the consummation of the Merger, ArcherDX became a wholly owned subsidiary of the Registrant. This Registration Statement relates to the future use of the Pool Shares. The Pool Shares were not subject to outstanding awards at the time of the consummation of the Merger. The number of Pool Shares was adjusted pursuant to the terms of the Merger Agreement.

General Instruction E Information

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which certain Registration Statements on Form S-8 relating to the same employee benefit plan are effective. The Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) (File Nos. 333-202066, 333-216761, 333-223455, 333-229972, 333-232208, 333-236799, 333-237073 and 333-240360), excluding reports that the Registrant filed with the Commission that were incorporated into the Form S-8 Registration Statements in order to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

(c)

The Registrant’s Current Reports on Form  8-K filed with the Commission on March  10, 2020 (as amended on March  16, 2020), April  1, 2020 (to the extent filed under Items 8.01 and 9.01), April  6, 2020, May  22, 2020, June  12, 2020, June  18, 2020, June  22, 2020, June  24, 2020, June  26, 2020, September  11, 2020, October  1, 2020 (as amended on October  5, 2020), October  5, 2020 and November 5, 2020 (to the extent filed under Item 8.01); and

(d)

The description of the Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed on February 11, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.2	Consent of independent registered public accounting firm.

24.1	Power of Attorney (contained on the signature page hereto).

99.1	Invitae Corporation 2015 Stock Incentive Plan, as amended and restated as of June 12, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on this 5th day of November, 2020.

INVITAE CORPORATION

By	/s/ Sean E. George, Ph.D.
Sean E. George, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sean E. George and Shelly D. Guyer, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean E. George, Ph.D. Sean E. George, Ph.D.	President and Chief Executive Officer (Principal Executive Officer)	November 5, 2020

/s/ Shelly D. Guyer Shelly D. Guyer	Chief Financial Officer (Principal Financial Officer)	November 5, 2020

/s/ Robert F. Werner Robert F. Werner	Chief Accounting Officer (Principal Accounting Officer)	November 5, 2020

/s/ Eric Aguiar, M.D. Eric Aguiar, M.D.	Director	November 5, 2020

/s/ Geoffrey S. Crouse Geoffrey S. Crouse	Director	November 5, 2020

/s/ Christine M. Gorjanc Christine M. Gorjanc	Director	November 5, 2020

/s/ Kimber D. Lockhart Kimber D. Lockhart	Director	November 5, 2020

/s/ Jason W. Myers Jason W. Myers	Director	November 5, 2020

/s/ Chitra Nayak Chitra Nayak	Director	November 5, 2020